Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Preliminary Prospectus of First Wave BioPharma, Inc. on Form S-1 Amendment No. 1 (File No.333-275316) of our report dated March 20, 2023, on the consolidated financial statements of First Wave BioPharma, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which appears in the Annual Report on Form 10-K of First Wave BioPharma, Inc. for the year ended December 31, 2022. The report for First Wave BioPharma, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Mazars USA LLP

New York, New York

December 15, 2023